Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Net Loss for First Quarter 2010

MACON, GA., April 30, 2010 — Atlantic Southern Financial Group (NASDAQ:  ASFN) today reported a net loss of $1.6 million, or $0.39 per diluted share, for the first quarter of 2010 compared to net earnings of $742 thousand, or $0.18 per share, in the first quarter of 2009.  The net loss was primarily driven by adding $1.3 million to the allowance for loan losses and paying approximately $911 thousand in FDIC quarterly assessments.

The net interest income for the first quarter of 2010 was $4.4 million compared to $5.4 million for the same period a year earlier, which represents a decrease of $1.0 million.  The net interest margin was 2.08 percent for the first quarter of 2010 compared to 2.44 percent for the first quarter of 2009.  “Our increased liquidity position coupled with the uncollectible interest on non-accrual loans is continuing to have a significant impact on our net interest margin,” stated Mark Stevens, President and Chief Executive Officer of Atlantic Southern Financial Group.  “Our management team and board of directors are intensely focused on balance sheet management, including capital preservation, liquidity management, lowering our cost of funds and reducing our reliance on non-core funding sources while maintaining our high level of commitment to customer service,” Stevens said.

The Company’s nonperforming assets decreased approximately $1.2 million, or 0.90 percent, to approximately $135.8 million as of March 31, 2010 as compared to $137.0 million as of December 31, 2009.  This decrease is due mostly to pay downs and/or partial charge-offs on non-accrual loans since December 31, 2009.  Non-accrual loans decreased $7.1 million from December 31, 2009 to March 31, 2010, largely due to approximately $9.3 million moving to other real estate owned.  During the first quarter of 2010, there was approximately $5.1 million in loans moved to non-accrual.  All non-accrual loans are adequately collateralized based on management’s judgment and supported by recent collateral appraisals.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.  “The economic conditions continue to negatively affect our credit quality.    We expect the challenges to continue in 2010, but we remain committed to our strategy of aggressively working through our problem credits and pursuing the best economic outcome for our Company in each instance,” stated Stevens.

As a result of the decrease in non-accrual loans, the total nonperforming assets decreased to 14.42 percent of total assets as of March 31, 2010 compared to 14.45 percent as of December 31, 2009.  Net charge-offs annualized for the first quarter of 2010 were 0.92 percent of average loans compared to 0.27 percent for the same period a year earlier.  During the first quarter of 2010, the Company charged off approximately $1.7 million primarily due to the impairment of several real estate loans.

At March 31, 2010, the allowance for loan loss amounted to $21.1 million or 3.03 percent of total loans outstanding compared to $21.5 million, or 2.99 percent, of total loans outstanding at December 31, 2009.  Provision for loan losses increased approximately $1.0 million for the first quarter of 2010 to $1.3 million compared to the same period in 2009.

For the first quarter of 2010, noninterest income was $869 thousand compared to $1.3 million for the first quarter of 2009.  The decrease is primarily attributed to the Company not reporting any gains on the sales of investment securities during the first quarter of 2010 compared to a $220 thousand gain on the sales of investment securities for the first quarter of 2009 that resulted from the sale of several mortgage-backed securities and state, county and municipal bonds during the first quarter of 2009.  Also, the Company’s mortgage department experienced a decrease in mortgage closing volume during the first quarter of 2010 compared to the same period in 2009.

Noninterest expense for the first quarter of 2010 was $5.6 million compared to $5.3 million for the first quarter of 2009.  The increase was mostly due to the Company absorbing more other real estate expenses from several foreclosed properties and an increase of $715 thousand in quarterly FDIC assessments with an offset of a decrease in salaries and employee benefits of $449 thousand.  Since the Bank entered into the Cease and Desist Order with the FDIC in September 2009, the Bank has experienced higher assessments due to the Bank’s risk classification with the FDIC.  At the end of the first quarter of 2010, the Company had a total of 84 foreclosed properties compared to 37 properties at the end of the first quarter of 2009.   When comparing the first quarter of 2010 to the first quarter of 2009, the decrease in salaries and employee benefits is attributed to the Company having a 7 percent reduction in staff, the utilization of a bank officer one day per quarter furlough and no accrual for bonuses or to the Company’s salary continuation plan.

At March 31, 2010, total gross loans were $698.3 million, down $20.3 million or 2.82 percent, from December 31, 2009.  Total deposits at March 31, 2010 were $861.3 million, a decrease of $138 thousand, or 0.02 percent, from December 31, 2009.  The Company was able to increase its retail time deposits at March 31, 2010 by $24.5 million from December 31, 2009 due to management’s aggressive efforts to increase core deposits.  Non-interest bearing and interest bearing deposits decreased at March 31, 2010 by $13.1 million from December 31, 2009.  Management was able to decrease wholesale deposits at March 31, 2010 by $11.3 million from December 31, 2009 due to management’s efforts to reduce reliance on wholesale deposits for funding needs.

Total shareholders’ equity was $28.1 million at March 31, 2010.  The Bank’s total risk-based capital ratio at March 31, 2010 was 6.25 percent compared to 6.28 percent at December 31, 2009.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,	March 31,
	2010	2009
EARNINGS (LOSS) SUMMARY
Interest and Dividend Income	$9,780	$12,547
Interest Expense	5,370	7,150
Net Interest Income	4,410	5,397
Provision for Loan Losses	1,302	350
Noninterest Income	869	1,263
Noninterest Expense	5,610	5,315
Earnings (Loss) Before Income Taxes	(1,633)	995
Provision for Income Taxes	—	253
Net Earnings (Loss)	$(1,633)	$742

	Three Months Ended
	March 31,	March 31,
	2010	2009
PERFORMANCE MEASURES
Per Share Data:
Net earnings (loss)	$(0.39)	$0.18
Diluted net earnings (loss)	(0.39)	0.18
Book Value	6.67	21.42
Tangible book value	6.08	16.11

Key Performance Ratios
Return on average equity (1)	-22.70%	3.35%
Return on average assets (1)	-0.70%	0.30%
Net interest margin, tax equivalent (1)	2.08%	2.44%

(1) Annualized

	March 31,	December 31,
	2010	2009
ASSET QUALITY
Non-performing assets/loans & OREO	18.71%	18.52%
Allowance for loan losses/total loans	3.03%	2.99%
Allowance for loan losses/non-performing loans	19.54%	18.53%
Net charge-offs to average loans (2)	0.92%	4.27%

AT PERIOD END
Loans	$698,290	$718,559
Earning Assets	876,076	892,065
Total Assets	941,722	948,380
Deposits	861,295	861,157
Shareholders’ equity	28,085	29,639

AVERAGE BALANCES
Loans	$710,886	$779,790
Earning Assets	863,552	967,271
Total Assets	942,289	1,070,628
Deposits	855,629	927,405
Shareholders’ equity	29,170	74,504

(2) March 31, 2010 is annualized.